Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS PROVIDES COVID-19-RELATED BUSINESS UPDATE

RICHMOND, Va., April 20, 2020 – Lumber Liquidators (NYSE: LL), a leading specialty retailer of hard-surface flooring in North America, today provided an update related to COVID-19 and the Company’s operations.

“The health and safety of our customers, employees and communities remains our top priority as we adjust our operations to respond to COVID-19, strive to meet the needs of our customers nationally and navigate the dynamic current environment,” said interim President Charles Tyson. “Following state and local orders, we have implemented flexible operating models and robust safety measures in our stores and have temporarily closed our corporate office and call center and are operating effectively from remote locations. We have also taken appropriate steps to preserve liquidity by reducing costs, managing inventory flow, deferring payments, and working with our lenders to temporarily expand our credit facility as we adapt to the evolving landscape.”

Update on Preliminary Unaudited First Quarter 2020 Results (quarter ended March 31, 2020)

Through the week ending March 21, 2020, the Company’s quarter-to-date comparable store sales increased approximately 4%, but as the impact of COVID-19 began to broadly impact consumers, orders declined significantly and first quarter comparable stores sales eroded to approximately negative 1% by the end of the quarter. Despite softening sales in late March, gross margin percent increased in the quarter versus first quarter last year driven by margin optimization and supply chain efficiency efforts. In addition, rigorous expense management helped deliver a year-over-year reduction in adjusted SG&A as a percent of sales in the quarter.

The Company intends to utilize the Securities and Exchange Commission’s extended filing deadline for its first quarter earnings report and Form 10-Q as relevant resources have been focused on responding to the COVID-19 crisis. In addition, the Company continues to evaluate the CARES Act and any potential impact on reported results. As a result, the Company currently anticipates filing its first quarter earnings report and Form 10-Q the week of May 25, 2020.

Due to the ongoing uncertainty created by COVID-19, the Company is withdrawing its annual 2020 financial guidance that was provided on February 25, 2020.

Business Update

The Company remains committed to serving its customers while keeping health and safety paramount. Aligning with these priorities, the Company is executing a variety of flexible operating models that utilize safety measures such as personal protective equipment for employees and allow for contact-free engagement. Many stores are operating as warehouse-only, offering curbside pickup and home or jobsite delivery options. At this point in time, in compliance with local and state regulatory orders, the Company is providing customers with product from all but 20 of its 420 stores. All stores are temporarily operating under reduced hours and closed on Sundays.

In addition, the Company is leveraging its strategic investments in digital capabilities made over the past 18 months, including the Floor Finder and Picture It! tools, to serve customers at LLFlooring.com. Web traffic has increased meaningfully in recent weeks, and adapting to the change in consumer behaviors, the Company is currently offering free online flooring samples, extended hours for voice and click-to-chat customer support, curbside store pickup and enhanced home delivery options.

Finally, store managers are proactively engaging with Pro customers to continue to meet their unique needs by offering expanded phone and online access and providing convenient pickup and delivery options. To provide flexibility for both our Pro and DIY customers, the Company has extended its return policy an additional 60 days.

As a result of reduced demand and the changes in the current operating model related to COVID-19, the Company made the difficult decision to temporarily furlough approximately 300 store associates and reduce operating hours in its distribution centers. Impacted employees will receive two weeks of pay and have the opportunity to utilize up to 80 hours of paid time off. In addition, the Company will pay the employee portion of benefit premiums for any employee impacted beyond four weeks through the end of May 2020.

The Company is implementing a range of other measures to increase financial flexibility and maintain agility during this challenging time. These measures include reducing costs, managing inventory flow, deferring payments, and delaying or stopping non-critical projects such as pausing the planned opening of certain new stores and reducing capital spending.

The Company is also implementing a temporary reduction in all salaried employee compensation including a 25% reduction in the base pay of the interim President, the Chief Financial Officer and other C-level executives, and a corresponding 30% reduction in the cash compensation of the Board of Directors.

Credit Facility Expansion and Enhanced Liquidity

On April 17, the Company reached agreement with its lenders to amend its Senior Secured Credit Facilities. While the Facilities maturity remains March 2024, the amendment is effective through August 30, 2020 and provides:

•	An increase in the senior asset-based revolving credit facility from $175 million to $212.5 million which increases the total availability under the Senior Secured Credit Facilities from $200 million to $237.5 million, subject to the borrowing base calculation
•	An increased advance rate against inventory under the borrowing base
•	Additional terms and conditions can be found in the Company’s April 20, 2020 Form 8-K filing with the Securities and Exchange Commission.

This amendment, in addition to the steps described in the Business Update, provides meaningful incremental liquidity to aid in weathering COVID-19-related challenges.

The Company augmented its cash balance by borrowing $37 million under the amended ABL facility, and as of April 17, the Company had liquidity of approximately $120 million including approximately $41 million in cash and cash equivalents.

Key Strategic Initiatives

While near-term flexibility dominates current priorities, the Company continues to execute key strategic initiatives to position for recovery. This includes continuing to build out its enhanced web platform, evolve its brand and deliver an enhanced experience for its Pro and DIY customers. Through these efforts, the Company expects to drive traffic and transactions in stores and online and improve profitability over time.

“I would like to thank our employees, customers, vendors and other stakeholders for their ongoing support,” Tyson concluded. “I am confident in our teams’ ability to persevere during these challenging times, and I am proud of how our stores, distribution facilities, contact and support centers and the corporate office have come together in response to this pandemic. They have demonstrated creativity, collaboration and caring as we continue to safely serve our customers.”

About Lumber Liquidators

Lumber Liquidators is one of North America's leading specialty retailers of hard-surface flooring with 419 stores as of December 31, 2019. The Company features more than 400 varieties of floors in the latest styles, including waterproof vinyl plank, solid and engineered hardwood, laminate, bamboo, porcelain tile and cork flooring. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain new floors. Every location is staffed with flooring experts who can provide advice, pro services and installation options for all of Lumber Liquidators' products, much of which is in stock and ready for delivery.

Learn more about Lumber Liquidators:

•	Commitment to compliance, quality and the communities it serves: https://www.lumberliquidators.com/quality.
•	Corporate giving: LayItForward.LumberLiquidators.com.
•	Follow on social media: Facebook, Instagram and Twitter.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. These risks include, without limitation, the impact on us of any of the following:

•	obligations related to and impacts of new laws and regulations, including pertaining to tariffs and exemptions;
•	the outcomes of legal proceedings, and the related impact on liquidity;
•	reputational harm;
•	obtaining products from abroad, including the effects of pandemic, including COVID-19, and tariffs, as well as the effects of antidumping and countervailing duties;
•	disruption to our business resulting from the COVID-19 pandemic
•	obligations under various settlement agreements and other compliance matters;
•	disruption due to cybersecurity threats, including any impacts from a network security incident;
•	inability to open new stores, find suitable locations for our new store concept, and fund other capital expenditures;
•	inability to execute on our key initiatives or such key initiatives do not yield desired results;
•	managing growth;
•	transportation costs;
•	damage to our assets;
•	disruption in our ability to distribute our products, including due to disruptions from the impacts of severe weather;
•	operating stores in Canada and an office in China;
•	managing third-party installers and product delivery companies;
•	renewing store, warehouse, or other corporate leases;
•	having sufficient suppliers;
•	our, and our suppliers’, compliance with complex and evolving rules, regulations, and laws at the federal, state, and local level;
•	disruption in our ability to obtain products from our suppliers;
•	product liability claims;
•	availability of suitable hardwood, including due to disruptions from the impacts of severe weather;
•	changes in economic conditions, both domestic and abroad;
•	sufficient insurance coverage, including cybersecurity insurance;
•	access to and costs of capital;

•	the handling of confidential customer information, including the impacts from the California Consumer Privacy Act;
•	management information systems disruptions;
•	alternative e-commerce offerings;
•	our advertising and overall marketing strategy;
•	anticipating consumer trends;
•	competition;
•	impact of changes in accounting guidance, including the implementation guidelines and interpretations;
•	maintenance of valuation allowances on deferred tax assets and the impacts thereof;
•	internal controls;
•	stock price volatility; and
•	anti-takeover provisions.

The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. Information regarding these and other additional risks and uncertainties is contained in the Company's other reports filed with the Securities and Exchange Commission, including the Item 1A, "Risk Factors," section of the Form 10-K for the year ended December 31, 2019.

Non-GAAP and Other Information

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses Adjusted SG&A as a percentage of net sales. This non-GAAP financial measure should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. This supplemental measure may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measure is presented because management uses this non-GAAP financial measure to evaluate the Company’s operating performance and, in certain cases, to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance, which include regulatory and legal settlements and associated legal and operating costs, as such items are outside the control of the Company or are due to their inherent unusual, non-operating, unpredictable, non-recurring or non-cash nature.

For further information contact:

Lumber Liquidators Investor Relations

ir@lumberliquidators.com

Tel: 804-420-9801